Exhibit 5.1

Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 goodwinlaw.com +1 212 813 8800

January 27, 2025

Allurion Technologies, Inc.

11 Huron Drive

Natick, MA 01760

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of the Registration Statement on Form S-3 (File No. 333-283721) (as amended or supplemented, the “Registration Statement”) filed on December 10, 2024 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Allurion Technologies, Inc., a Delaware corporation (the “Company”), of up to $100,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on December 20, 2024. Reference is made to our opinion letter dated December 10, 2024 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on January 27, 2024 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of 1,240,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) covered by the Registration Statement. The Shares are being sold to the purchasers named in, and pursuant to, a securities purchase agreement among the Company and such purchasers (the “Purchase Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinions set forth below are limited to the Delaware General Corporation Law and, with regard to numbered paragraphs 2 and 3 below, the law of New York.

Based on the foregoing, we are of the opinion that:

1. The Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

Our opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

Allurion Technologies, Inc.

January 27, 2025

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be incorporated by reference into the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP